Exhibit 10.2
FIRST AMENDMENT TO PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “First Amendment”) is entered into as of the 28th day of February, 2007, by and among ADVENT OXEA CAYMAN LTD., a Cayman Island limited liability company formerly known as Advent Oxo (Cayman) Limited (“Parent Buyer”), OXEA CORPORATION, a Delaware corporation formerly known as Oxo Titan US Corporation (“U.S. Buyer”), DRACHENFELSSEE 520. V V GMBH, a German limited liability company to be renamed “Oxea Holding GmbH” (“German Holdco”), DRACHENFELSSEE 521. V V GMBH, a German limited liability company to be renamed “Oxea Deutschland GmbH” (“German Buyer”), CELANESE LTD., a Texas limited partnership (“Celanese Ltd.”), TICONA POLYMERS INC., a Delaware corporation (“Ticona,” and together with Celanese Ltd., “U.S. Seller”), and CELANESE CHEMICALS EUROPE GMBH, a German limited liability company (“German Seller”). U.S. Seller and German Seller are collectively referred to herein as “Sellers” and individually as a “Seller.” Parent Buyer, U.S. Buyer, German Holdco and German Buyer are collectively referred to herein as “Buyer”. Buyer, U.S. Seller and German Seller are collectively referred to herein as the “Parties” and individually as a “Party.”
     WHEREAS, each Party is a party to that certain Purchase Agreement dated as of December 12, 2006 (“Purchase Agreement”); and
     WHEREAS, the Parties desire to amend the Purchase Agreement in accordance with Section 11(i) thereof as set forth in this First Amendment.
     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the Parties agree as follows:
     1. Capitalized Terms. Unless otherwise defined in this First Amendment, all capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.
     2. Additional Definitions. The following definitions shall be added to Section 1 of the Purchase Agreement:
     “‘Bishop Assets’ means the Purchased Assets that are located at or relate solely to the Facility in Bishop, Texas and set forth on Attachment A to the First Amendment.”
     “‘Eoxo Factoring Arrangement’ means the Agreement dated February 22, 2007 among Eoxo (as seller), Compass ABSproM Limited (“Compass”) (as buyer) and WestLB (“West”) (as Administrator), and all agreements related thereto, namely the Framework Agreement among Eoxo (as seller) Compass (as buyer) and West (as Administrator) dated October 6, 2005, supplemented by agreement dated March 7, 2006 and the Pledge Agreement between Eoxo (as pledgor), Compass (as pledgee) and West (as collateral agent).
     “‘Japanese Assets’ means the Purchased Assets that are located in or relate solely to operations of the Business in Japan and set forth on Attachment B to the First Amendment.”
     “‘Oxea Bishop’ means Oxea Bishop, LLC, a Delaware limited liability company and wholly-owned Subsidiary of U.S. Buyer.”

     “‘Oxea Japan’ means Oxea Japan KK, a Japanese business corporation and wholly-owned Subsidiary of German Buyer.”
     “‘Oxea UK’ means Oxea UK Ltd., a United Kingdom limited company and an indirect wholly-owned Subsidiary of Parent Buyer.”
     “‘UK Assets’ means the Purchased Assets that are located in or relate solely to operations of the Business in the United Kingdom and set forth on Attachment C to the First Amendment.”
     3. Amendment of Definitions.
          (a) The definition of “Buyer” hereby is amended to mean collectively Parent Buyer, U.S. Buyer, German Holdco, German Buyer, Oxea Bishop, Oxea Japan and Oxea UK.
          (b) The definitions of “Estimated Working Capital” and “Estimated Working Capital Adjustment hereby are deleted from Section 1 of the Purchase Agreement and from Exhibit A to the Purchase Agreement.
          (c) The definition of “Final Specified Deductions” is hereby deleted in its entirety and replaced with the following: “Final Specified Deductions” means the sum of the actual amount of the aggregate pension provisions line item, total ATZ provisions line item, total jubilee provisions line item, total other personnel-related provisions (Sinclair) line item, Estech remnant costs (Oberhausen) line item and real estate transfer tax (Infraserv) line item on Schedule 2(d)(ii), as determined pursuant to the process set forth in Section 2(d).”
          (d) The definition of “Seller Personal Property” is hereby deleted in its entirety and replaced with the following: “Seller Personal Property” means (1) all tangible personal property owned by Sellers (including all machinery and equipment, mobile or otherwise, vehicles, tools, furniture, furnishings and Inventory) located on the Seller Sites as of the date of this Agreement, except in each case, for the Excluded Assets, and including, but not limited to, the tangible personal property related to the portion of the Business located in the United States that is listed in Schedule 1(g)-1 and the tangible personal property related to the portion of the Business located in Germany that is listed in Schedule 1(g)-2, and (2) the following Rhodium: (i) all Rhodium leased for use in the Business, (ii) exclusive of the Rhodium described in clause (iv) below, 100% of the recycled (or “recovered”) owned Rhodium allocated on the books and records of Sellers or their Affiliates to Bay City (with the current unrefined amount of such Rhodium (other than the Rhodium described in clause (iv) below) set forth on Schedule 1(j) hereto), (iii) 100% of the “virgin” owned Rhodium allocated on the books and records of Sellers or their Affiliates to Bay City, which “virgin” Rhodium shall be at least the amount set forth on Schedule 1(k) hereto; (iv) fifty-seven percent (57%) of the recycled (or “recovered”) owned Rhodium allocated on the books and records of the Sellers or their Affiliates to Bay City and currently located at Umicore Precious Metals for recycling (with the current unrefined amount of such Rhodium set forth on Schedule 1(l) hereto), and (v) all owned Rhodium owned by the Sellers for use in the Business and not allocated to Bay City.”
          (e) The definition of “Ancillary Agreements” is amended to add the following agreement as subsection (n):

          “(n) Software License Agreement dated as of the Closing Date among Celanese Ltd., U.S. Buyer and German Buyer.”
     4. ATZ Obligations. A new Section 2(a)(viii) shall be added to the Purchase Agreement and shall read as follows:
“ATZ Obligations. Any cash deposits to secure ATZ obligations (which deposits shall be netted against the liabilities set forth on Schedule 2(d)(ii) for purposes of calculating the Final Purchase Price). Buyer hereby covenants to comply with, and to indemnify Sellers for all Liabilities (if any) that may arise following Closing under Section 8a of the German Act on Partial Retirement with respect to securing the ATZ obligations and for a period of one year following the Closing for any Liabilities of Sellers following Closing with respect to such ATZ obligations.”
     5. Eoxo Factoring Arrangement. The Parties hereby agree that the Eoxo Factoring Arrangement shall remain in place after the Closing. Therefore, the following amendments shall be made to the Purchase Agreement:
          (a) Section 2(c)(i)(L) shall be deleted in its entirety and replaced with the following:
“(L) All obligations and Liabilities of Eoxo under the Eoxo Factoring Arrangement arising following the Closing; it being understood that all amounts outstanding thereunder immediately prior to Closing shall be repaid by Eoxo prior to Closing.”
          (b) The introductory paragraph of Section 2(c)(ii) to the Purchase Agreement shall be deleted in its entirety and replaced with the following:
“Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or become liable for any Liabilities (1) of Parent or its Subsidiaries (other than the Companies) or Sellers or (2) of the Companies for indebtedness for borrowed money (including amounts outstanding immediately prior to Closing under the Eoxo Factoring Arrangement) or leases required to be capitalized in accordance with historical accounting methods (collectively, the “Excluded Liabilities”). Excluded Liabilities include, but are not limited to any and all Liabilities arising out of, related to, or attributable to:”
     6. Working Capital.
          (a) Sections 2(d)(i) and 2(d)(ii) hereby are revised to read in their entirety as follows:
“(i) Prior to Closing, Buyer and Sellers shall conduct a physical inventory of the Facilities for the purpose of determining the Inventory to be included in the calculation of Working Capital. At least three Business

Days prior to the Closing Date, Sellers shall deliver to Buyer a certificate executed by Sellers (the “Initial Closing Date Statement”), setting forth Sellers’ calculation of the Closing Payment (as defined below). The Initial Closing Date Statement shall be prepared in accordance with Sellers’ historical accounting methods (as defined in Exhibit A), policies, practices and procedures, with consistent classifications, judgments, thresholds and estimation methodology reflected or assumed therein.
(ii) At the Closing, Buyer shall pay to or for the account of Sellers (as directed by Sellers) (A) the sum of Four Hundred Eighty Million Euro (€480,000,000) (the “Base Amount”), minus (B) the total of the amounts outstanding as of the close of business on the day immediately preceding the Closing Date for the items listed on Schedule 2(d)(ii) in cash, payable by wire transfer of immediately available funds in accordance with the written instructions of Sellers provided by Sellers to Buyer (the “Closing Payment”). The Closing Payment shall constitute the “Estimated Purchase Price.”
(iii) As soon as reasonably practicable, but not later than 90 calendar days after the Closing Date, Buyer shall (A) prepare a statement of the calculation of the Baseline Working Capital, the Working Capital as of the close of business on the Closing Date, the Final Working Capital Adjustment and the Final Specified Deductions (the “Closing Date Statement”), and (B) deliver to Sellers the Closing Date Statement. The calculation of the items set forth in the Closing Date Statement shall be prepared in accordance with Sellers’ historical accounting methods, policies, practices and procedures, with consistent classifications, judgments, thresholds and estimation methodology, as were used in the preparation of the items set forth in the Initial Closing Date Statement.”
(b) A new Section 5(m) shall be added to the Purchase Agreement as follows:
“Virgin Rhodium Payable. The Sellers shall pay when due under the applicable purchase order the account payable for the 285 troy ounces of “virgin” Rhodium on order and allocated to Bay City as set forth in Schedule 1(k).”
     7. 2006 and 2007 Accruals for Working Capital Purposes. The Parties have agreed that all Employee bonus accruals in relation to 2006 and all prior years (other than bonus payments of Employees of Eoxo accrued in relation to the year 2006), customer rebate accruals in relation to 2006 and all prior years, and agents’ commission accruals in relation to 2006 and all prior years are to be paid directly to the appropriate parties by Sellers. Accordingly, the following amendments to the Purchase Agreement shall be made:
          (a) Exhibit A to the Purchase Agreement shall be amended so that Section B(9)(c) is deleted in its entirety and replaced with the following:

“Accrued Liabilities for Baseline Working Capital purposes shall equal the average month-end value determined with respect to the six full months most recently completed prior to the signing of the Agreement. For the avoidance of doubt, items included in Accrued Liabilities for Baseline Working Capital purposes shall be consistent with those presented in the VDD Report, but specifically excluding (i) all captions deducted from net debt, (ii) items Sellers are obligated to satisfy under the terms of this Agreement, (iii) goods received, but not invoiced of the German Seller, (iv) goods received, but not invoiced of the U.S. Seller, (v) all Employee bonus payments accrued in relation to the years 2006 and prior (other than bonus payments of Employees of Eoxo accrued in relation to the year 2006), (vi) customer rebate accruals in relation to the years 2006 and prior, and (vii) agents’ commission accruals in relation to years 2006 and prior.”
          (b) Schedule 6(b) to the Purchase Agreement shall be amended to add the following new section at the end of the schedule:
“4. Employee Bonus Payments – 2006 and Prior
With regards to both the U.S. Transferred Employees and the German Transferring Employees, Sellers agree to pay directly to such employees all bonuses accrued for 2006 and years prior when such bonuses are due; provide, however, that Eoxo shall pay when due all bonus payments of Employees of Eoxo accrued in relation to the year 2006.”
          (c) For clarity, any accrued Liabilities for Employee bonuses in relation to the year 2007, customer rebates in relation to the year 2007 and agents’ commissions in relation to the year 2007 will be assumed by Buyer. Such Liabilities will be excluded from the Baseline Working Capital and included in the Final Working Capital.
     8. Intercompany Receivables and Payables. The Parties have reached an agreement regarding the treatment of certain intercompany accounts receivable and accounts payable for purposes of the Working Capital Adjustment. The Parties agree as follows:
          (a) All accounts receivable owed to Eoxo as of the Closing Date in respect of sales by Eoxo to Sellers or their Affiliates shall be included in Baseline Working Capital and Final Working Capital, will not be terminated at Closing and shall be retained by Eoxo following the Closing.
          (b) All accounts receivable of Sellers or their Affiliates relating to payables of Eoxo as of the Closing Date in respect of the purchase by Eoxo of syngas and propylene from Sellers or their Affiliates shall be transferred as a “Purchased Asset” to German Buyer, it being understood that the amount of the payables owing by Eoxo to Sellers or their Affiliates relating to propylene and syngas are already included in the payables constituting “Excluded Accounts Payable”. Such payables of Eoxo and the corresponding receivable of Sellers or their Affiliates shall not be included in Baseline Working Capital or in Final Working Capital.

          (c) All accounts payable owed by Eoxo to Sellers or their Affiliates as of the Closing Date in respect of the purchase of acetic acid from Sellers or their Affiliates and the provision of site services (including amounts in relation to Oberhausen capital projects to the extent (1) invoices have been received by Eoxo prior to 28 February 2007, (2) the items are not Seller obligations under the terms of this Agreement, and (3) they are not items deducted as net debt under the terms of this Agreement) by Sellers or their Affiliates shall be included in Baseline Working Capital and in Final Working Capital, and such accounts payable shall remain obligations of Eoxo following the Closing. All other accounts payable owed by Eoxo to Sellers or their Affiliates shall either be terminated at Closing or transferred to Sellers and considered “Excluded Liabilities”.
          (d) All accounts receivable owed to Sellers or their Affiliates as of the Closing Date in respect of the sale of site services (as described above) and acetic acid to Eoxo shall not be included in Baseline Working Capital or in Final Working Capital, but such accounts receivable shall remain assets of Sellers or their Affiliates, as applicable, following the Closing.
     9. Closing. Section 2(f) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:
“(f) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at locations mutually satisfactory to the Parties on February 28, 2007 (the “Closing Date”). The effective time of the Closing shall be deemed to be 12:00 PM, Central European Time, on the Closing Date; provided that all financial calculations, true-ups and pro-rations, and the determination of Cash, to be made under this Agreement, shall be made as if the Sellers owned the Purchased Assets and Assumed Liabilities prior to the close of business on the Closing Date and the Buyer owned the Purchased Assets (and assumed the Assumed Liabilities) on and after the close of business on the Closing Date. Notwithstanding the foregoing, there shall be no Liabilities of the type referenced in Section 2(c)(ii)(C) as of the effective time. Any Cash of the Business received after the effective time and prior to the close of the Business on the Closing Date shall be trued up as part of the process in Section 2(d).”
     10. Purchase Price Allocation. The reference to “90 days” in the second sentence of Section 2(e) shall be changed to “120 days”. In addition, a new sentence shall be added as the penultimate sentence of Section 2(e) of the Purchase Agreement as follows:
“The Final Allocation Statement shall include an allocation of Purchase Price for the Purchased Assets allocated to Oxea Bishop, Oxea Japan and Oxea UK.”
     11. Assignment. Pursuant to Section 11(d) of the Purchase Agreement, Buyer has assigned certain of its rights and obligations under the Purchase Agreement to certain of its Affiliates, as described in more detail below, and each assignment pursuant to the form of Assignment and Assumption Agreement attached hereto as Attachment D. Buyer will retain all of its rights and obligations under the Purchase Agreement which are not specifically discussed below, and Buyer shall remain responsible for performing any assigned obligation in the event the assignee fails to perform such obligation.
          (a) U.S. Buyer has assigned its rights and obligations under the Purchase Agreement related to the Bishop Assets to Oxea Bishop, and Oxea Bishop has agreed to assume all the rights and obligations related to the Bishop Assets under the Purchase Agreement. The Bishop Assets shall be transferred directly to Oxea Bishop at the Closing under the Purchase Agreement.
          (b) German Buyer and U.S. Buyer have assigned their rights and obligations under the Purchase Agreement related to the Japanese Assets to Oxea Japan, and Oxea Japan has agreed to assume all the rights and obligations related to the Japanese Assets under the Purchase Agreement. The Japanese Assets shall be transferred directly to Oxea Japan at the Closing under the Purchase Agreement.
          (c) German Buyer has assigned its rights and obligations under the Purchase Agreement related to the UK Assets to Oxea UK, and Oxea UK has agreed to assume all the rights and obligations related to the UK Assets under the Purchase Agreement. The UK Assets shall be transferred directly to Oxea UK at the Closing under the Purchase Agreement.
     12. Allocation of Assets. As a result of the assignments specified in Section 10 above, the last paragraph of Section 2(a) of the Purchase Agreement shall be deleted in its entirety and replaced with the following paragraph:
“The Purchased Assets will be acquired by Buyer as follows: (A) German Holdco shall acquire the Entire Eoxo Interest, (B) Oxea Bishop shall acquire the Bishop Assets, (C) U.S. Buyer shall acquire all Purchased Assets located in the United States, other than those covered by (B) above, (D) Oxea UK shall acquire the UK Assets, (E) Oxea Japan shall acquire the Japanese Assets and (F) German Buyer shall acquire all Ancillary Shares and all other Purchased Assets. Parent Buyer may modify such allocation by notifying Sellers prior to Closing. All assets of Sellers not expressly included in the Purchased Assets shall remain the property of Sellers from and after the Closing.”
     13. EPDC. Given that the shareholders of European Pipeline decided in the general shareholders meeting dated 15 February 2007 to stop the building of the pipeline project as originally envisaged, the Parties agree that the European Pipeline Interest and all related items should be retained by Sellers and not transferred to Buyer. The Parties agree that the exclusion of the European Pipeline Interest from the transactions contemplated by the Purchase Agreement and the decision to stop the building of the pipeline project shall not result in any amendment of the Purchase Price and will not entitle or give rise to any Claim by Buyer for damages against or compensation from Sellers. Therefore, the following amendments are made:
          (a) The final whereas clause of the preface to the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“WHEREAS, subject to the terms and provisions hereof, Sellers desire to sell, assign, transfer, convey and deliver to Buyer (or procure the sale, assignment, transfer, conveyance and delivery to Buyer), and Buyer desires to purchase and acquire from Sellers, the Entire Eoxo Interest, the Infraserv Oberhausen Interest, the Titan GmbH Share, the Neu-Oberhausen GmbH Share and the Studiengesellschaft mbH Share.”
          (b) The definition of “Acquired Share Interests” in Section 1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:
“Acquired Share Interests” means the Entire Eoxo Interest, the Infraserv Oberhausen Interest and the Titan GmbH Share.”
          (c) Section 2(a)(ix)(D) shall be deleted from the Purchase Agreement in its entirety and the word “and” shall be inserted before Section 2(a)(ix)(C).
          (d) A new Section 2(b)(viii) shall be added to the Purchase Agreement and shall read:
“(viii) European Pipeline. The European Pipeline Interest and all agreements listed in Schedule 2(b)(viii).”
          (e) A new Section 2(c)(ii)(L) shall be added to the Purchase Agreement and shall read:
“Any Liabilities relating to the European Pipeline Interest, including, but not limited to, obligations of German Seller under the shareholders agreement, indemnification agreement, subordination deed and related agreements entered into by German Seller with respect to European Pipeline (including the obligation to provide letters of credit and comfort), as more particularly described on Schedule 2(b)(viii).”
          (f) The clause “and will execute a transfer deed in accordance with Dutch law with respect to the European Pipeline Interest” hereby is deleted from Section 2(g)(vii).
          (g) The clause “the European Pipeline Interest or” hereby is deleted from Section 3(d)(i)(K).
          (h) Part I Number 8 of Schedule 1(f) to the Purchase Agreement and Part II Number 7 of Schedule 3(d) to the Purchase Agreement hereby are deleted from their respective schedules. A new Schedule 2(b)(viii) to the Purchase Agreement entitled “Schedule 2(b)(viii) – Contracts Related to European Pipeline Interest” in the form attached hereto as Attachment E hereby is added to the Purchase Agreement.
          (i) The reference to “European Pipeline in Section 2(e) hereby is deleted and Schedule 2(e) to the Purchase Agreement (Purchase Price Allocation) shall be deleted in its entirety and replaced with Attachment F hereto which shall become the new “Schedule 2(e)”.

          (j) Section 3(n)(iv) hereby is deleted in its entirety.
          (k) The references to “European Pipeline” in Section 6(i) hereby are deleted.
          (l) Schedule 6(m) to the Purchase Agreement (Seller Guarantees) shall be deleted in its entirety and replaced with Attachment G hereto which shall become the new “Schedule 6(m)”.
          (m) Section 4 of Schedule 2(c)(ii) of the Purchase Agreement hereby is amended to read in its entirety as follows:
“4. The Contracts listed on Schedule 2(b)(viii).”
     14. Eoxo Product Contamination. The Parties agree that Sellers claim certain damages to their products caused by Eoxo in February 2007 (the “Eoxo Product Contamination”) The Parties share the belief that such damages are covered by one or more policies of insurance. The Parties understand that Sellers will make a claim relating to the Eoxo Product Contamination to Sellers’ insurers. In the event any claim is made against Eoxo relating to or arising out of the Eoxo Product Contamination, Buyer shall cause Eoxo to use its commercially reasonable efforts to obtain those coverage benefits available or that should be available for the Eoxo Product Contamination from its insurance carriers under all applicable policies of insurance. Such efforts shall include, but are not limited to, satisfaction of any notice provisions and/or policy conditions. Sellers shall indemnify and hold Eoxo harmless from and against any and all Liabilities incurred by Eoxo after the Closing arising out of or related to the Eoxo Product Contamination, but only to the extent that such Liabilities are not reimbursed or otherwise satisfied by Eoxo’s insurance carriers; provided, however, by way of clarification, Sellers shall not be required to indemnify Eoxo in respect of any increase in insurance premiums resulting from the Eoxo Product Contamination. By such agreement, the parties in no way intend to create either “other insurance” or indemnity rights to which Eoxo’s insurance carriers may subrogate.
     15. Gasometer. Section 2(h)(ii) to the Purchase Agreement shall be deleted in its entirety and replaced with the following paragraph:
“Buyer and Sellers had previously agreed that Sellers would, at Sellers’ sole expense, repair the gasometer at Oberhausen to the extent of the required repairs described in the Project Titan Business Review dated September 29, 2006 prepared by Ernst & Young (the “Vendor Due Diligence Report”) and use its commercially reasonable best efforts to cause such repairs to be completed by the Closing. Buyer and Sellers acknowledge that such repairs will not be completed as of the Closing. Buyer and Sellers agree that (i) Buyer shall accept the gasometer in its as-is condition at the Closing, (ii) Sellers shall have no obligation to make any repairs to the gasometer, and (iii) the Estimated Purchase Price and the Final Purchase Price shall be reduced by One Million Three Hundred Thousand Euro (€1,300,000).”
     16. H600 Demolition. The Parties hereby agree that Buyer shall be solely responsible for the costs associated with the demolition of building H600 located at the facility in

Oberhausen, Germany (it being acknowledged that Buyer may take all actions necessary to demolish such building), provided, however, that the Estimated Purchase Price and the Final Purchase Price shall be reduced by One Hundred Fifty Thousand Euro (€150,000).
     17. Multisol. Reference to the following agreement shall be removed from Part II Number 1 of Schedule 2(b) to the Purchase Agreement and shall instead be included on Part I Number 1 of Schedule 1(f) to the Purchase Agreement:
Authorized Dealer Agreement by and between Celanese Chemicals Europe GmbH and Multisol Ltd. dated February 28, 2002.
     18. Bay City Asset Listing. Schedule 1(g)-1 hereby is amended to reflect the changes in the Bay City asset listing set forth in Attachment H hereto.
     19. Bishop Asset Listing. Schedule 1(g)-1 hereby is amended to delete the Bishop asset listing in its entirety and to replace it with the asset listing set forth in Attachment I hereto.
     20. German Asset Listing. Schedule 1(g)-2 hereby is amended to reflect the changes in the German asset listing set forth in Attachment J hereto.
     21. Contract Listing. Schedule 3(d) hereby is amended to reflect the changes in the Material Contract listing set forth in Attachment K hereto.
     22. Transferred Intellectual Property.
          (a) Schedule 3(l)(i) hereby is amended to reflect the changes in the Transferred Intellectual Property set forth in Attachment L hereto.
          (b) In addition, a new Section 6(p) is added to the Purchase Agreement as follows:
“(p) SOX Policy. Sellers hereby agree to make available to Buyer and its Affiliates for Buyer’s and its Affiliates non-exclusive, non-transferable and non-sublicensable use copies of Sellers’ Sarbanes-Oxley Act compliance policy. Buyer (on behalf of itself and its Affiliates) hereby acknowledges and agrees that such policy is being made available on an AS-IS and WHERE-IS basis without representation or warranty of any kind, and Buyer and its Affiliates shall indemnify and hold Sellers and Sellers’ Affiliates harmless from any and all Liabilities of any nature that may arise from Buyer’s or its Affiliates’ use thereof.”
     23. Section 2(a)(v) Confirmation. The provisions of Section 2(a)(v) of the Purchase Agreement shall apply to any Contract included in the Purchased Assets that is not assignable without the consent of the other party or parties thereto and as to which such consent has not been obtained as of the date hereof.
     24. Assets in Mexico. Neither the Purchased Assets located in Mexico nor any Employees based in Mexico shall be transferred by Sellers to Buyer at the Closing, but shall be transferred to U.S. Buyer as soon as reasonably practicable following the Buyer’s creation of a “Permanent Establishment” in Mexico. From and after the Closing until the creation of a Permanent Establishment, (i) such Employees shall remain employees of Sellers but shall be seconded to Buyer on a full-time basis pursuant to a secondment agreement reasonably acceptable to Buyer and Sellers to be entered into promptly following the Closing. Such secondment agreement shall be on the same terms as the secondment agreement applicable to the U.K. Employees described in section 29 and shall provide that such Employees shall provide services to Buyer on the economic terms provided in the Transition Services Agreement dated as of the Closing Date among certain of the Parties (the “Transition Services Agreement”), and (ii) Sellers and Buyer shall make arrangements to allow, to the fullest extent possible, the U.S. Buyer to continue to supply and sell products of the Business to Sellers’ Affiliate in Mexico for sales within Mexico in accordance with past practice of the Business as if such Purchased Assets relating to Mexico had been transferred as of the Closing. U.S. Buyer will determine the amount of products of the Business to be imported into Mexico. From and after the Closing, Buyer shall use its commercially reasonable efforts to create a “Permanent Establishment” in Mexico as soon as reasonably practicable. When such Employees are hired by Buyer, Buyer shall provide such Employees with base salary and wages that are the same as, and other compensation and benefits that are substantially comparable, in the aggregate, to such other compensation and benefits provided to such Employees by Sellers on the Closing Date.
     25. Assets in Spain. Neither the Purchased Assets located in Spain nor any Employees based in Spain shall be transferred by Sellers to Buyer at the Closing, but shall be transferred to German Buyer as soon as reasonably practicable following the Buyer’s creation of a “Permanent Establishment” in Spain. From and after the Closing until the creation of a Permanent Establishment, (i) such Employees shall remain employees of Sellers but shall be seconded to Buyer on a full-time basis pursuant to a secondment agreement reasonably acceptable to Buyer and Sellers to be entered into promptly following the Closing. Such secondment agreement shall be on the same terms as the secondment agreement applicable to the U.K. Employees described in section 29 and shall provide that such Employees shall provide services to Buyer on the economic terms applicable to the Mexican Employees as provided in the Transition Services Agreement, and (ii) Sellers and Buyer shall make arrangements to allow, to the fullest extent possible, the German Buyer to continue to supply and sell products of the Business to Sellers’ Affiliate in Spain for sales within Spain in accordance with past practice of the Business as if such Purchased Assets relating to Spain had been transferred as of the Closing. From and after the Closing, Buyer shall use its commercially reasonable efforts to create a “Permanent Establishment” in Spain as soon as reasonably practicable. When such Employees are hired by Buyer, Buyer shall provide such Employees with base salary and wages that are the same as, and other compensation and benefits that are substantially comparable, in the aggregate, to such other compensation and benefits provided to such Employees by Sellers on the Closing Date.
     26. Ancillary Shares. The Ancillary Shares shall not be transferred by Sellers to Buyer at the Closing (and the Assumed Liabilities associated therewith shall not be assumed by Buyer at the Closing), but shall be transferred to Buyer (and such Assumed Liabilities shall be assumed by Buyer) as soon as reasonably practicable following the receipt of the shareholder approvals required for such transfer. From and after the Closing, Sellers shall use their commercially reasonable efforts to obtain such shareholder approvals as soon as reasonably practicable.
     27. Umicore Guaranty. The Parties acknowledge that the guarantee between Celanese Holdings LLC and Umicore Precious Metals NJ LLC (“Umicore”) dated November 11, 2005 expired by its terms in November 2006, and accordingly (i) is no longer a “Seller Guarantee”, and (ii) no counter-guarantee in favor of any Seller or any Affiliate thereof, including Celanese Holdings, LLC, will be delivered by Buyer at Closing. Buyer agrees to indemnify and hold Sellers and their respective Affiliates, including Celanese Holdings LLC, harmless against any and all Liabilities arising out of any claims against Sellers and their respective Affiliates, including Celanese Holdings LLC, by Umicore relating to Buyer’s purchase or lease of precious metals from Umicore following Closing.
     28. Turkey. The Parties hereby waive as a condition to Closing the approval of the Turkish Competition Authority to the transactions contemplated hereby.
     29. UK Pensions. The parties agree that the Transfer of Undertakings (Protection of Employment) Regulations 2006 shall not have the effect of transferring Andrew James Lawson, Pauline Rourke and Shirley Kirk (the “UK Employees”) to the Buyer as at Closing. The Sellers and the Buyer agree to use their reasonable endeavours to procure that:
          (a) the UK Employees shall remain employed by Celanese Chemicals UK Ltd for a period not to exceed 60 days after Closing and the parties shall use their commercially reasonable endeavours to make such period as short as possible (such period to be referred to in this clause as the “Transitional Period”);
          (b) during the Transitional Period the UK Employees shall be seconded to Oxea UK;
          (c) the terms of such secondment to be acceptable to both the Sellers and the Buyer and set out in an agreement between them within 7 days of Closing, to include the following terms:
               (i) that the Buyer shall promptly (and at the latest within 30 days) pay any invoice issued by the Seller in relation to any expenses arising out of or in connection with the employment of the UK Employees for the Transitional Period including any costs relating to salary, fringe rate for benefits, tax, national insurance or value added tax arising on the secondment;
               (ii) that at any time the Buyer shall not make use of and shall direct the UK Employees not to share any confidential information with it that the UK Employees gained during their employment with Celanese Chemicals UK Ltd or any predecessor employer except to the extent that and in the proportion that it relates to the oxeo derivatives business;
               (iii) that the Buyer shall fully indemnify the Sellers and Celanese Chemicals UK Ltd against any liability that may arise out of or in connection with actions taken by the UK Employees as a result of instructions given to them directly or indirectly by the Buyer;

               (iv) that the Buyer shall not require any of the UK Employees or the Sellers as secondor to take any action or make any omission that is contrary to any law; and
          (d) during the Transitional Period each UK Employee shall remain on the same employment terms and conditions as applied immediately before Closing and shall remain as an active member of the same pension scheme as each was a member on the same terms as applied immediately prior to Closing.
          (e) The Sellers and the Buyer agree that:
               (i) the UK Employees shall be offered employment by Oxea UK with effect from the end of the Transitional Period on at least the same base salary and substantially the same other terms and conditions (except in relation to pensions) as applied to them immediately prior to Closing; and
               (ii) the UK Employees shall cease to be active members of the Ticona UK Pension Scheme with effect from the end of the Transitional Period and shall become deferred pensioners in such scheme.
          (f) The Buyer agrees that with effect from the end of the Transitional Period it will offer to contribute to personal pension arrangements nominated by the UK Employees or such other pension arrangement as is agreed between the UK Employees and Oxea UK at such rates as agreed with the UK Employees provided that the value of the overall employment package offered to the UK Employees (including any pension contributions) with effect from the end of the Transitional Period shall be substantially similar in the aggregate to the value of the employment package applicable to the UK Employees immediately prior to Closing.
          (g) It is the intention of the Sellers and the Buyer that the UK Employees will transfer to Oxea UK at the end of the Transitional Period. If any UK Employee does not agree to transfer their employment to Oxea UK with effect from the end of the Transitional Period or resign as a result of the transfer then all liabilities in connection with the relevant UK Employee shall rest with Celanese Chemicals UK Ltd and the Seller shall indemnify the Buyer accordingly.
          (h) The parties acknowledge that the indemnification provisions of the Purchase Agreement apply to any liability relating to the UK Employees. References to the Closing Date in indemnification provision section 8(b) of the Purchase Agreement dated December 12 2006 shall be deemed to be the date the Transitional Period ends in so far as it relates to the UK Employees.
     30. CELFLUID. Schedule 2(b) to the Purchase Agreement hereby is amended to add Sellers’ “CELFLUID” trademark and its registrations thereto as Excluded Assets.
     31. Lease Drawings. The real property drawings attached to the Real Property Leases included in the Ancillary Agreements executed at the Closing shall supersede and replace any corresponding drawings included in the Exhibits and Schedules to the Purchase Agreement.
     32. Collection of Receivables. With respect to accounts receivable arising out of Contracts that relate to both the Purchased Assets and the Excluded Assets, to the extent that such Contracts are retained by Sellers, Sellers shall use commercially reasonable efforts to collect any amounts owing to Buyer, consistent with Celanese’s historical collection practices, and Sellers shall reasonably promptly notify Buyer of any customer complaints received by Sellers with respect thereto, and to the extent such Contracts are assigned to Buyer, Buyer shall use commercially reasonable efforts to collect any amounts owing to Sellers, consistent with Celanese’s historical collection practices, and Buyer shall reasonably promptly notify Sellers of any customer complaints received by Buyer with respect thereto, in each case until such Contracts are split or otherwise separated into distinct Contracts between the third party, on the one hand, and Buyer or Seller, as applicable, on the other hand.
     33. Purchase Agreement Definition. All references in the Purchase Agreement to “this Agreement” and any other references of similar import shall hereafter refer to the Purchase Agreement as amended by this First Amendment.
     34. Counterparts. This First Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile shall be effective as delivery of an originally executed counterpart to this Agreement.
     35. Effect of First Amendment. Except as set forth in this First Amendment, the terms and provisions of the Purchase Agreement (a) are hereby ratified and confirmed, and (b) shall be and remain in full force and effect.
BALANCE OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first above written.

ADVENT OXEA CAYMAN LTD., formerly		DRACHENFELSSEE 521. V V GMBH, to be
known as Advent Oxo (Cayman)Limited		renamed “Oxea Deutschland GmbH”

By: Name: Title:	/s/ Wilhelm Plumpe Wilhelm Plumpe Authorized Person	By: Name: Title:	/s/ Wilhelm Plumpe Wilhelm Plumpe Managing Director

OXEA CORPORATION, formerly known as		OXEA BISHOP, LLC
Oxo Titan US Corporation

By: Name: Title:	/s/ Wilhelm Plumpe Wilhelm Plumpe Managing Director	By: Name: Title:	/s/ Wilhelm Plumpe Wilhelm Plumpe Authorized Person

DRACHENFELSSEE 520. V V GMBH, to be		OXEA JAPAN KK
renamed “Oxea Holding GmbH”

By: Name: Title:	/s/ Wilhelm Plumpe Wilhelm Plumpe Managing Director	By: Name: Title:	/s/ Wilhelm Plumpe Wilhelm Plumpe Authorized Person

OXEA UK LTD.

		By: Name: Title:	/s/ Wilhelm Plumpe Wilhelm Plumpe Director

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CELANESE LTD.		CELANESE CHEMICALS EUROPE
By its General Partner, Celanese International		GMBH
Corporation

By: Name: Title:	/s/ Curtis S. Shaw Curtis S. Shaw Attorney In Fact	By: Name: Title:	/s/ Curtis S. Shaw Curtis S. Shaw Attorney In Fact

TICONA POLYMERS INC.

By: Name: Title:	/s/ Gary M. Rowen Gary M. Rowen Attorney In Fact